Exhibit 4.(a).29

Unofficial Translation

[State Emblem]

The State of Israel
Ministry of Communications

General License for Partner Communications Ltd. for the Provision of
Mobile Radio Telephone (MRT) Services using the Cellular Method

Amendment No. 52

By virtue of the powers of the Minister of Communications under Article 4 (e) of the Communications Law (Telecommunications and Broadcasts), 5742-1982, that have been delegated to us, by all our other powers under any law and after having given Partner Communications Company Ltd. (hereinafter: “Partner”) the opportunity to present their arguments regarding this matter, we hereby amend the General License for the provision of mobile radio telephone (MRT) services using the cellular method granted to Partner on 7 April 1998,  as follows:

Amendment of Article 1

1.	In Article 1.1 in the definition of "control", in sub-section (c) after the words "with the exception of" shall come "decisions in the matter of issuance of means of control in a corporation or";

Amendment of Article 21

2.	Article 21.4 shall be deleted.

(28 October 2009)

(sgd) Eden Bar Tal, Adv. Director-General	(sgd) Zeev Raz Temporary Senior Deputy Director-General Engineering and Licensing